As filed with the Securities and Exchange Commission on June 29, 2011

Registration Nos. 333-44548

333-60150

333-84710

333-108817

333-120564

333-127850

333-136551

333-161639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 (No. 333-44548)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-60150)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-84710)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-108817)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-120564)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-127850)

Post-Effective Amendment No. 1 to Form S-8 (No. 333-136551)

Post-Effective Amendment No. 1 to Form S-8 (No. 333-161639)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UTSTARCOM HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-1007606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

52-2 Building
BDA International Enterprise Avenue
No. 2 Jingyuan North Street
Daxing District
Beijing 100176
People’s Republic of China
+86 (10) 8520-5588

(Address of principal executive offices) (Zip Code)

1997 Stock Plan (as amended)

2001 Director Option Plan (as amended)

2003 Nonstatutory Stock Option Plan (as amended)

2006 Equity Incentive Plan (as amended)

(Full title of the plans)

C T Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8440

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Scott Anthony, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE*

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

* No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statements (File Nos. 333-44548, 333-60150, 333-84710, 333-108817, 333-120564, 333-127850, 333-136551, 333-161639).  Therefore, no further registration fee is required.

Explanatory Statement

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by UTStarcom Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), as successor issuer to UTStarcom, Inc., a Delaware Corporation (“UTStarcom Delaware”).  In connection with the reorganization of the corporate structure of the group of companies controlled by UTStarcom Delaware to change its place of incorporation from Delaware to the Cayman Islands, UTStarcom Delaware merged with a wholly-owned subsidiary of the Company (the “Merger”), with UTStarcom Delaware surviving the Merger as a wholly-owned subsidiary of the Company.  As a result of the Merger, each outstanding share of UTStarcom Delaware common stock was converted into the right to receive the same number of ordinary shares in the capital of the Company.  In addition, the Company assumed UTStarcom Delaware’s existing obligations with respect to all outstanding options to purchase shares of UTStarcom Delaware common stock and all other outstanding equity awards granted under equity plans to directors, employees and consultants under UTStarcom  Delaware’s 1997 Stock Plan, 2001 Director Option Plan, 2003 Nonstatutory Stock Option Plan and 2006 Equity Incentive Plan to provide for the issuance of the Company’s ordinary shares rather than the common stock of UTStarcom Delaware upon the exercise of the awards.  This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) File No. 333-44548, (ii) File No. 333-60150, (iii) File No. 333-84710, (iv) File No. 333-108817, (v) File No. 333-120564, (vi) File No. 333-127850, (vii) File No. 333-136551 and (viii) File No. 333-161639.  The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  With respect to File Nos. 333-136551 and 333-161639, this is Post-Effective Amendment No. 1.  With respect to File Nos. 333-44548, 333-60150, 333-84710, 333-108817, 333-120564 and 333-127850, this is Post-Effective Amendment No. 2.  Registration fees were paid at the time of filing of the original Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Information Incorporated by Reference.

The following documents previously filed by UTStarcom Delaware or the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

(a)          UTStarcom Delaware’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the Commission March 16, 2011, as amended by Amendment No. 1 on Form 10-K/A and filed with the Commission on April 19, 2011 and Amendment No. 2 on Form 10-K/A and filed with the Commission on May 20, 2011;

(b)         UTStarcom Delaware’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and filed with the Commission on May 9, 2011;

(c)          UTStarcom Delaware’s Current Reports on Form 8-K (i) dated January 10, 2011 and filed with the Commission on January 10, 2011, (ii) dated February 24, 2011 and filed with the Commission on March 2, 2011, (iii) dated April 29, 2011 and filed with the Commission on May 5, 2011, and (iv) dated May 5, 2011 and filed with the Commission on May 10, 2011; and

(c)          The description of ordinary shares of the Company contained in the Company’s Current Report on Form 6-K filed with the Commission on June 27, 2011, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Company specifically excludes from incorporation any information that has been furnished and not filed pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to the public policy.

The Company’s articles of association provide that the Company shall indemnify every current or former director and officer of the Company or predecessor to the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No person shall be found to have committed actual fraud or willful default under this provision unless or until a court of competent jurisdiction shall have made a finding to that effect.

Under the its articles of association, the Company shall advance to each current or former director of the Company or predecessor to the Company reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such person for which indemnity will or could be sought provided that such person executes an undertaking to repay the advanced amount to the company if it is determined ultimately that those individuals are not entitled to be indemnified. If such person was not entitled to indemnification with respect to such judgment, costs or expenses, then such person shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by such person.

The Company expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including officers and employees of its subsidiaries) who currently have indemnification agreements with UTStarcom Delaware.  In addition, the Company expects to have insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1

Memorandum and Articles of Association of UTStarcom Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-4 (Reg. No. 333-173828), filed by UTStarcom Holdings Corp. on May 2, 2011 and as amended on May 17, 2011 and May 23, 2011).

4.2	UTStarcom Holdings Corp. 1997 Stock Plan (as amended).
4.3	UTStarcom Holdings Corp. 2001 Director Option Plan (as amended).
4.4	UTStarcom Holdings Corp. 2003 Nonstatutory Stock Option Plan (as amended).
4.5	UTStarcom Holdings Corp. 2006 Equity Incentive Plan (as amended).
5.1	Opinion of Maples & Calder regarding the legality of the registered shares.
23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.
23.2	Consent of Maples & Calder (included in Exhibit 5.1 filed hereto).
24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on June 29, 2011.

UTSTARCOM HOLDINGS CORP.

By:	/s/ Jack Lu
Jack Lu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jack Lu and Edmond Cheng as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jack Lu	President and Chief Executive Officer and	June 29, 2011
Jack Lu	Director (Principal Executive Officer)

/s/ Edmond Cheng	Senior Vice President and Chief Financial	June 29, 2011
Edmond Cheng	Officer (Principal Financial and Accounting
Officer)

/s/ Hong Liang Lu	Director	June 29, 2011
Hong Liang Lu

/s/ Thomas J. Toy	Chairman	June 29, 2011
Thomas J. Toy

/s/ William Shiu Kau Wong	Director	June 29, 2011
William Shiu Kau Wong

Director
Li Xiaoping

/s/ Du Baichuan	Director	June 29, 2011
Du Baichuan

Director
Xie Linzhen

INDEX TO EXHIBITS

Exhibit Number	Description
4.1

Memorandum and Articles of Association of UTStarcom Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-4 (Reg. No. 333-173828), filed by UTStarcom Holdings Corp. on May 2, 2011 and as amended on May 17, 2011 and May 23, 2011).

4.2	UTStarcom Holdings Corp. 1997 Stock Plan (as amended).
4.3	UTStarcom Holdings Corp. 2001 Director Option Plan (as amended).
4.4	UTStarcom Holdings Corp. 2003 Nonstatutory Stock Option Plan (as amended).
4.5	UTStarcom Holdings Corp. 2006 Equity Incentive Plan (as amended).
5.1	Opinion of Maples & Calder regarding the legality of the registered shares.
23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.
23.2	Consent of Maples & Calder (included in Exhibit 5.1 filed hereto).
24.1	Power of Attorney (included in the signature page to this Registration Statement).